Exhibit 99.1

March 13, 2012

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	ANALYSTS	MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1478
AGreer@BBandT.com	TGjesdal@BBandT.com	Cynthia.Williams@BBandT.com

BB&T increases dividend 25%
Declares 4-cent quarterly increase per share for 2012

     WINSTON-SALEM, N.C. – The board of directors of BB&T Corporation (NYSE: BBT) today declared a 2012 second-quarter dividend of $0.20 per share, a 4-cent increase from the $0.16 dividend previously announced for the second quarter on Feb. 21, and from the dividend paid in the first quarter. At this quarterly rate, the annual dividend is equivalent to $0.80 per common share. The $0.20 dividend represents a 25% increase over last year’s quarterly dividend.

     After a review of BB&T’s 2012 capital plan and projections under a hypothetical economic scenario that is more adverse than actually expected, the Federal Reserve today did not object to any of BB&T’s requests related to capital actions in 2012. BB&T’s performance was among industry leaders in recent years, as BB&T did not report a net loss in any quarter during the economic downturn, maintaining strong levels of capital and liquidity.

     “We are pleased to provide this substantial dividend increase to our shareholders and are committed to a robust dividend payout,” said Chairman and CEO Kelly S. King. “We continue to be one of the strongest capitalized institutions in the industry and believe our 2012 capital actions confirm that strength and our commitment to our shareholders. BB&T also remains among industry leaders in dividend yield among S&P 500 banks.”

     The Federal Reserve also did not object to BB&T’s plans to redeem $3.2 billion of trust preferred securities beginning in 2012 without issuing any replacement capital. BB&T has also successfully deployed capital in 2012 through the planned acquisitions of BankAtlantic, which will add $2.1 billion in loans and $3.3 billion in core low-cost deposits, and Crump Insurance, which will add $300 million in noninterest revenues in its first full year following the acquisition. These transactions are both accretive to BB&T’s earnings, creating shareholder value.

MORE

     The dividend will be paid May 1, 2012, to shareholders of record as of April 9, 2012. BB&T has one of the strongest dividend payouts in the country for banks and has paid a cash dividend to shareholders every year since 1903. The company has approximately 697 million shares outstanding.

About BB&T
     BB&T Corporation (NYSE: BBT) is one of the largest financial services holding companies in the U.S. with $174.6 billion in assets and market capitalization of $17.5 billion, as of Dec. 31, 2011. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com. More information about BB&T Corporation is available at www.BBT.com/About.

###